Exhibit 5

HUNTON & WILLIAMS LLP
POST OFFICE BOX 109
RALEIGH, NORTH CAROLINA 27602

TEL 919 • 899 • 3000
FAX 919 • 833 • 6352

March 13, 2008
Carolina Power & Light Company d/b/a
Progress Energy Carolinas, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601-1748
     Re: Registration Statement on Form S-3 (No. 333-126966)

Ladies and Gentlemen:

     We have acted as counsel to Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (the “Company”) in connection with the above-referenced Registration Statement on Form S-3 (Registration Statement No. 333-126966 (the “Registration Statement”)), as amended, filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, $325,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 6.30% Series due 2038 (the “Bonds”). The Bonds will be issued under a Mortgage and Deed of Trust, dated as of May 1, 1940, with the Bank of New York (formerly Irving Trust Company) and Frederick G. Herbst (Douglas J. MacInnes, successor) as Trustees, as heretofore supplemented and as further supplemented by the Seventy-fifth Supplemental Indenture dated as of March 1, 2008 (collectively, the “Mortgage”).
     We have examined the Registration Statement and the Mortgage. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Bonds are valid, binding and legal obligations of the Company

(subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity).
          We do not purport to express an opinion on any laws other than those of the State of North Carolina and the United States of America.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.

/s/ HUNTON & WILLIAMS LLP

08408/08345/11575